Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to reference to our firm under the caption “Experts” and to the use of our report dated January 22, 2003 with respect to the financial statements of Alpha Shirt Holdings, Inc. included in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-110029) and related Prospectus of Broder Bros., Co. for the registration of Senior Notes due 2010.

/S/    ERNST & YOUNG LLP

Philadelphia, Pennsylvania

January 5, 2004